Exhibit 16.1

July 14, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Smart Powerr Corp in the Form 8-K be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Smart Powerr Corp dated July 14, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Kreit & Chiu CPA LLP

Los Angeles, California